Exhibit 99.1

News Release

Investor Contact:

Paul Scoff

+1 800.225.1560

investorrelations@spragueenergy.com

Sprague Resources LP Announces Closing of Merger with Hartree Affiliate and Delisting of Its Common Units

Portsmouth, N.H., November 1, 2022 – Sprague Resources LP (the “Partnership” or “Sprague”) today announced that the transaction contemplated by the Agreement and Plan of Merger dated June 2, 2002, and as amended on August 31, 2022, by and among the Partnership, Sprague Resources GP LLC, and affiliates of Hartree Partners, LP (“Hartree”), was completed on Tuesday, November 1, 2022 at 12:01 a.m. The closing of the transaction takes the Partnership from a publicly traded company to a private company solely owned by Hartree, and the Partnership’s common units will no longer be listed on the NYSE.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

About Hartree Partners, LP

Hartree is a well-established global merchant commodities firm concentrating in energy and its associated industries. Formed in 1997, the firm focuses on identifying value in the production, refinement, transportation and consumption of tradable commodities including: electric power, natural gas, natural gas liquids, refined products, crude oil, fuel oil, freight, metals, carbon and petrochemicals, among others. Hartree is jointly owned by its senior management and certain funds managed by Oaktree Capital Management, L.P.

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